RBC Capital Markets®	Filed Pursuant to Rule 424(b)(2) Registration Statement No. 333-189888

Pricing Supplement Dated October 28, 2013 to the Product Prospectus Supplement No. CCCN-2, dated October 24, 2013, and the Prospectus Supplement and Prospectus, Each Dated July 23, 2013	$811,000 Contingent Coupon Callable Yield Notes Linked to the Common Stock of Toll Brothers, Inc., Due October 30, 2015 Royal Bank of Canada

Royal Bank of Canada is offering Contingent Coupon Callable Yield Notes (the “Notes”) linked to the Common Stock of Toll Brothers, Inc. (the “Reference Stock”). The Notes offered are senior unsecured obligations of Royal Bank of Canada, will pay a Contingent Coupon at the rate and under the circumstances specified below, and will have the terms described in the documents described above, as supplemented or modified by this pricing supplement.

The Notes do not guarantee any return of principal at maturity. Any payments on the Notes are subject to our credit risk.
Investing in the Notes involves a number of risks. See “Risk Factors” beginning on page PS-5 of the product prospectus supplement October 25, 2013, on page S-1 of the prospectus supplement dated July 23, 2013, and “Selected Risk Considerations” beginning on page P6 of this pricing supplement.

The Notes will not constitute deposits insured by the Canada Deposit Insurance Corporation, the U.S. Federal Deposit Insurance Corporation (the “FDIC”) or any other Canadian or U.S. government agency or instrumentality.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these Notes or determined that this pricing supplement is truthful or complete. Any representation to the contrary is a criminal offense.

Issuer:	Royal Bank of Canada	Listing:	None
Trade Date:	October 28, 2013	Principal Amount:	$1,000 per Note
Issue Date:	October 31, 2013	Maturity Date:	October 30, 2015
Observation Dates:	January 28, 2014, April 28, 2014, July 28, 2014, October 28, 2014, January 28, 2015, April 28, 2015, July 28, 2015, and the Valuation Date	Coupon Payment Dates:	January 31, 2014, April 30, 2014, July 31, 2014, October 31, 2014, January 30, 2014, April 30, 2015, July 31, 2015, and the Maturity Date.
Valuation Date	October 28, 2015	Contingent Coupon Rate:	13.35% per annum
Initial Stock Price:	33.58, which was the closing price of the Reference Stock on the Pricing Date.	Knock-in Price:	23.51, which 70% of the Initial Stock Price, rounded to two decimal places
Final Stock Price:	The closing price of the Reference Stock on the Valuation Date.	Coupon Barrier:	23.51, which 70% of the Initial Stock Price, rounded to two decimal places
Contingent Coupon:
If the closing price of the Reference Stock is equal to or greater than the Coupon Barrier on the applicable Observation Date, we will pay the Contingent Coupon applicable to that Observation Date. You may not receive any Contingent Coupons during the term of the Notes.

Payment at Maturity (if held to maturity):	For each $1,000 in principal amount, $1,000 plus the Contingent Coupon at maturity, unless the Final Stock Price of the Reference Stock is less than its Knock-in Price.
If the Final Stock Price of the Reference Stock is less than the Knock-in Price, then the investor will receive at maturity, for each $1,000 in principal amount, the number of shares of the Reference Stock equal to the Physical Delivery Amount, or at our election, the cash value of those shares.

Investors could lose some or all of the value of their initial investment if there has been a decline in the trading price of the Reference Stock.
Physical Delivery Amount:
For each $1,000 principal amount, a number of shares of the Reference Stock equal to the principal amount divided by the Initial Stock Price, subject to adjustment as described in the product prospectus supplement.

Call Feature:
Royal Bank may redeem your Notes (in whole but not in part) at its sole discretion without your consent at the price set forth below on any Coupon Payment Date during the term of the Notes, beginning on the Coupon Payment Date scheduled to occur on January 30, 2014, provided Royal Bank gives at least five business days’ prior written notice to the trustee.

Call Settlement Dates:	The Coupon Payment Date corresponding to that Observation Date.
CUSIP:	78010UHK6
	Per Note	Total
Price to public	100.00%	$811,000.00
Underwriting discounts and commissions	1.50%	$12,165.00
Proceeds to Royal Bank of Canada	98.50%	$798,835.00

The initial estimated value of the Notes as of the date of this pricing supplement is $972.43 per $1,000 in principal amount, which is less than the price to public. The actual value of the Notes at any time will reflect many factors, cannot be predicted with accuracy, and may be less than this amount.  We describe our determination of the initial estimated value in more detail below.

We may use this pricing supplement in the initial sale of the Notes.  In addition, RBCCM or another of our affiliates may use this pricing supplement in a market-making transaction in the Notes after their initial sale.  Unless we or our agent informs the purchaser otherwise in the confirmation of sale, this pricing supplement is being used in a market-making transaction.

See “Supplemental Plan of Distribution (Conflicts of Interest) on page P-18 below.

RBC Capital Markets, LLC	Barclays Capital, Inc.

Contingent Coupon Callable Yield Notes Linked to the Common Stock of Toll Brothers, Inc., Due October 30, 2015

SUMMARY

The information in this “Summary” section is qualified by the more detailed information set forth in this pricing supplement, the product prospectus supplement, the prospectus supplement, and the prospectus.

General:	This pricing supplement relates to an offering of Contingent Coupon Callable Yield Notes (the “Notes”) linked to the Common Stock of Toll Brothers, Inc. (the “Reference Stock”).

Issuer:	Royal Bank of Canada (“Royal Bank”)

Issue:	Senior Medium-Term Notes, Series F

Trade Date:	October 28, 2013

Issue Date:	October 31, 2013

Term:	2 years

Denominations:	Minimum denomination of $1,000, and integral multiples of $1,000 thereafter.

Designated Currency:	U.S. Dollars

Contingent Coupon:
We will pay you a Contingent Coupon during the term of the Notes, periodically in arrears on each Coupon Payment Date, under the conditions described below:

•       If the closing price of the Reference Stock is equal to or greater than the Coupon Barrier on the applicable Observation Date, we will pay the Contingent Coupon applicable to that Observation Date.

•       If the closing price of the Reference Stock is less than the Coupon Barrier on the applicable Observation Date, we will not pay you the Contingent Coupon applicable to that Observation Date.

You may not receive a Contingent Coupon for one or more quarterly periods during the term of the Notes.

Contingent Coupon Rate:	13.35% per annum

Observation Dates:	Quarterly on January 28, 2014, April 28, 2014, July 28, 2014, October 28, 2014, January 28, 2015, April 28, 2015, July 28, 2015, and the Valuation Date.

Coupon Payment Dates:	The Contingent Coupon, if applicable, will be paid on January 31, 2014, April 30, 2014, July 31, 2014, October 31, 2014, January 30, 2014, April 30, 2015, July 31, 2015, and the Maturity Date.

Call Feature:
We may redeem your Notes (in whole but not in part) at its sole discretion on any Coupon Payment Date during the term of the Notes, beginning on the Coupon Payment Date scheduled to occur on January 31, 2014, provided we give at least five business days’ prior written notice to the trustee.

Payment if Called:	If the Notes are called, then, on the applicable Call Settlement Date, for each $1,000 principal amount, you will receive $1,000 plus any Contingent Coupon otherwise due on that Call Settlement Date.

Call Settlement Dates:	If the Notes are called on any Observation Date, the Call Settlement Date will be the Coupon Payment Date corresponding to that Observation Date

Valuation Date:	October 28, 2015

Maturity Date:	October 30, 2015

Initial Stock Price:	33.58, which was the closing price of the Reference Stock on the Trade Date.

Final Stock Price:	The closing price of the Reference Stock on the Valuation Date.

Knock-in Price and Coupon Barrier:	23.51, which is 70% of the Initial Stock Price, rounded to two decimal places.

RBC Capital Markets, LLC	Barclays Capital, Inc.
P2

Contingent Coupon Callable Yield Notes Linked to the Common Stock of Toll Brothers, Inc., Due October 30, 2015

Payment at Maturity (if not previously called and held to maturity):
If the Notes are not previously called, we will pay you at maturity an amount based on the Final Stock Price of the Reference Stock:

•       If the Final Stock Price of the Reference Stock is greater than or equal to the Knock-in Price, we will pay you a cash payment equal to the principal amount plus the Contingent Coupon otherwise due on the Maturity Date.

•       If the Final Stock Price of the Reference Stock is below the Knock-in Price, you will receive at maturity, for each $1,000 in principal amount, the number of shares of the Reference Stock equal to the Physical Delivery Amount, or at our election, the cash value of those shares.  If we elect to deliver shares of the Reference Stock, fractional shares will be paid in cash.

The value of the cash or shares that you receive will be less than your principal amount, if anything, resulting in a loss that is proportionate to the decline of the Reference Stock from the Trade Date to the Valuation Date. Investors in the Notes could lose some or all of their investment if there has been a decline in the trading price of the Reference Stock below the Knock-in Price.

Physical Delivery Amount:
For each $1,000 in principal amount, a number of shares of the Reference Stock equal to the principal amount divided by the Initial Stock Price, subject to adjustment as described in the product prospectus supplement.  If this number is not a round number, then the number of shares of the Reference Stock to be delivered will be rounded down and the fractional part shall be paid in cash.

Cash Delivery Amount:	The product of the Physical Delivery Amount multiplied by the Final Stock Price.

Market Disruption Events:	The occurrence of a market disruption event (or a non-trading day) will result in the postponement of an Observation Date or the Valuation Date, as described in the product prospectus supplement.

Calculation Agent:	RBC Capital Markets, LLC

U.S. Tax Treatment:
By purchasing a Note, each holder agrees (in the absence of a change in law, an administrative determination or a judicial ruling to the contrary) to treat the Note as a callable pre-paid cash-settled contingent income-bearing derivative contract for U.S. federal income tax purposes.  However, the U.S. federal income tax consequences of your investment in the Notes are uncertain and the Internal Revenue Service could assert that the Notes should be taxed in a manner that is different from that described in the preceding sentence.  Please see the discussion (including the opinion of our counsel Morrison & Foerster LLP) in the product prospectus supplement under “Supplemental Discussion of U.S. Federal Income Tax Consequences,” which applies to the Notes.

Secondary Market:
RBC Capital Markets, LLC (or one of its affiliates), though not obligated to do so, may maintain a secondary market in the Notes after the Issue Date.  The amount that an investor may receive upon sale of the Notes prior to maturity may be less than the principal amount of those Notes.

Listing:	None

Settlement:	DTC global notes

Terms Incorporated in the Master Note:
All of the terms appearing above the item captioned “Secondary Market” on the cover page and pages P2 and P3 of this pricing supplement and the terms appearing under the caption “General Terms of the Notes” in the product prospectus supplement.

RBC Capital Markets, LLC	Barclays Capital, Inc.
P3

Contingent Coupon Callable Yield Notes Linked to the Common Stock of Toll Brothers, Inc., Due October 30, 2015

ADDITIONAL TERMS OF YOUR NOTES

You should read this pricing supplement together with the prospectus dated July 23, 2013, as supplemented by the prospectus supplement dated July 23, 2013 and the product prospectus supplement dated October 25, 2013, relating to our Senior Global Medium-Term Notes, Series F, of which these Notes are a part. Capitalized terms used but not defined in this pricing supplement will have the meanings given to them in the product prospectus supplement. In the event of any conflict, this pricing supplement will control. The Notes vary from the terms described in the product prospectus supplement in several important ways. You should read this pricing supplement carefully.

This pricing supplement, together with the documents listed below, contains the terms of the Notes and supersedes all prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth in “Risk Factors” in the prospectus supplement dated July 23, 2013 and in the product prospectus supplement dated October 25, 2013, as the Notes involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisors before you invest in the Notes. You may access these documents on the SEC website at www.sec.gov as follows (or if that address has changed, by reviewing our filings for the relevant date on the SEC website):

Prospectus dated July 23, 2013:
http://www.sec.gov/Archives/edgar/data/1000275/000121465913004043/f722130424b3.htm

Prospectus Supplement dated July 23, 2013:
http://www.sec.gov/Archives/edgar/data/1000275/000121465913004045/j716130424b3.htm

Product Prospectus Supplement dated October 25, 2013:
http://www.sec.gov/Archives/edgar/data/1000275/000121465913005894/c1024131424b5.htm

Our Central Index Key, or CIK, on the SEC Website is 1000275.  As used in this pricing supplement, the “Company,” “we,” “us,” or “our” refers to Royal Bank of Canada.

RBC Capital Markets, LLC	Barclays Capital, Inc.
P4

Contingent Coupon Callable Yield Notes Linked to the Common Stock of Toll Brothers, Inc., Due October 30, 2015

HYPOTHETICAL EXAMPLES

The examples below are based on the following terms:

Hypothetical Initial Stock Price:	$100*
Hypothetical Knock-in Price and Coupon Barrier:	$70.00, which is 70% of the hypothetical Initial Share Price
Principal Amount:	$1,000 per Note

* The hypothetical Initial Stock Price of $100 used in the examples below has been chosen for illustrative purposes only and is not the actual Initial Stock Price.  The actual Initial Stock Price is set forth on the cover page of this pricing supplement.

Final Stock Price	Reference Stock Return	Payment at Maturity (assuming that the Notes were not previously called)*	Physical Delivery Amount as Number of Shares of the Reference Stock	Cash Delivery Amount
$200.00	100%	$1,000.00	n/a	n/a
$190.00	90%	$1,000.00	n/a	n/a
$180.00	80%	$1,000.00	n/a	n/a
$170.00	70%	$1,000.00	n/a	n/a
$160.00	60%	$1,000.00	n/a	n/a
$150.00	50%	$1,000.00	n/a	n/a
$140.00	40%	$1,000.00	n/a	n/a
$130.00	30%	$1,000.00	n/a	n/a
$120.00	20%	$1,000.00	n/a	n/a
$110.00	10%	$1,000.00	n/a	n/a
$100.00	0%	$1,000.00	n/a	n/a
$90.00	-10%	$1,000.00	n/a	n/a
$80.00	-20%	$1,000.00	n/a	n/a
$70.00	-30%	$1,000.00	n/a	n/a
$60.00	-40%	Physical or Cash Delivery Amount	10	$600.00
$50.00	-50%	Physical or Cash Delivery Amount	10	$500.00
$40.00	-60%	Physical or Cash Delivery Amount	10	$400.00
$30.00	-70%	Physical or Cash Delivery Amount	10	$300.00
$20.00	-80%	Physical or Cash Delivery Amount	10	$200.00
$10.00	-90%	Physical or Cash Delivery Amount	10	$100.00
$0.00	-100%	Physical or Cash Delivery Amount	10	$0.00

* Excluding any accrued but unpaid interest

The following examples illustrate how the payments at maturity set forth in the table above are calculated:

Example 1: The price of the Reference Stock increases to a Final Stock Price of $150.

Because the Final Stock Price is greater than the Knock-in Price, an investor will receive at maturity, in addition to the final interest payment on the Notes, a payment of $1,000 per $1,000 principal amount Note.

Example 2: The price of the Reference Stock decreases to a Final Stock Price of $90.

Although the Final Stock Price is less than the Initial Stock Price, the Final Stock Price is above the Knock-in Price. Because the Final Stock Price is above the Knock-In Price, an investor will receive at maturity, in addition to the final coupon payment on the Notes, a payment of $1,000 per $1,000 principal amount Note.

Example 3: The price of the Reference Stock decreases to a Final Stock Price of $55.

Because the Final Stock Price is less than the Knock-in Price, no coupon will be payable for the final interest period, and an investor will receive 10 shares of the Reference Stock at maturity, or at the Issuer’s option the Cash Delivery Amount, calculated as follows:

Physical Delivery Amount x Final Stock Price = 10 x $55 = $550.00

RBC Capital Markets, LLC	Barclays Capital, Inc.
P5

Contingent Coupon Callable Yield Notes Linked to the Common Stock of Toll Brothers, Inc., Due October 30, 2015

SELECTED RISK CONSIDERATIONS

An investment in the Notes involves significant risks.  Investing in the Notes is not equivalent to investing directly in the Reference Stock.  These risks are explained in more detail in the section “Risk Factors” in the product prospectus supplement.  In addition to the risks described in the prospectus supplement and the product prospectus supplement, you should consider the following:

•
Principal at Risk — Investors in the Notes could lose some or a substantial value of their principal amount if there is a decline in the trading price of the Reference Stock between the Trade Date and the Valuation Date.  If the Notes are not previously called and the Final Stock Price of the Reference Stock on the Valuation Date is less than the Knock-in Price, the value of the shares or cash that you receive at maturity will represent a loss of your principal that is proportionate to the decline in the closing price of the Reference Stock from the Trade Date to the Valuation Date.  Any Contingent Coupons received on the Notes prior to the maturity date may not be sufficient to compensate for any such loss.

•
The Notes Are Subject to a Call at Our Option — On any Call Date, we may elect to call the notes. If the Notes are called, on the applicable Call Settlement Date, for each $1,000 in principal amount, you will receive $1,000 plus the Contingent Coupon otherwise due on that Call Settlement Date. You will not receive any coupon payments after the Call Settlement Date. You may be unable to reinvest your proceeds from the call in an investment with a return that is as high as the return on the Notes would have been if they had not been called.

•
You May Not Receive any Contingent Coupons — Royal Bank of Canada will not necessarily make any coupon payments on the Notes.  If the closing price of the Reference Stock on an Observation Date is less than the Coupon Barrier, Royal Bank of Canada will not pay you the Contingent Coupon applicable to that Observation Date. If the closing price of the Reference Stock is less than the Coupon Barrier on each of the Observation Dates and on the Valuation Date, Royal Bank of Canada will not pay you any Contingent Coupons during the term of, and you will not receive a positive return on, your Notes. Generally, this non-payment of the Contingent Coupon coincides with a period of greater risk of principal loss on your Notes. Accordingly, if Royal Bank of Canada does not pay the Contingent Coupon on the maturity date, you will also incur a loss of principal, because the Final Stock Price of the Reference Stock will be less than the Knock-in Price.

•
The Call Feature and the Contingent Coupon Feature Limit Your Potential Return — The return potential of the Notes is limited to the pre-specified Contingent Coupon Rate, regardless of the appreciation of the Reference Stock. In addition, the total return on the Notes will vary based on the number of Observation Dates on which the Contingent Coupon becomes payable prior to maturity or a call.  Further, if the Notes are called due to the Call Feature, you will not receive any Contingent Coupons or any other payment in respect of any Observation Dates after the applicable Call Settlement Date. Since the Notes could be called as early as the first Observation Date, the total return on the Notes could be minimal. If the Notes are not called, you may be subject to the full downside performance of the Reference Stock even though your potential return is limited to the Contingent Coupon Rate.  As a result, the return on an investment in the Notes could be less than the return on a direct investment in the Reference Stock.

•
Owning the Notes Is Not the Same as Owning the Reference Stock — The return on your Notes is unlikely to reflect the return you would realize if you actually owned the Reference Stock. For instance, you will not receive or be entitled to receive any dividend payments or other distributions on the Reference Stock during the term of your Notes. As an owner of the Notes, you will not have voting rights or any other rights that holders of the Reference Stock may have. Furthermore, the Reference Stock may appreciate substantially during the term of the Notes, while your potential return will be limited to the applicable Contingent Coupon payments.

•
There Is No Affiliation Between the Reference Stock Issuer and BCI or RBCCM, and Neither BCI nor RBCCM Is Responsible for any Disclosure by those Companies — We, BCI, and our respective affiliates are not affiliated with the issuer of the Reference Stock.  However, we, BCI and our respective affiliates may currently, or from time to time in the future, engage in business with these companies.  Nevertheless, we, BCI and our respective affiliates do not assume any responsibility for the accuracy or the completeness of any information that any other company prepares.  You, as an investor in the Notes, should make your own investigation into the Reference Stock.  The Reference Stock Issuer is not involved in this offering, and has no obligation of any sort with respect to your Notes.  The Reference Stock Issuer has no obligation to take your interests into consideration for any reason, including when taking any corporate actions that might affect the value of your Notes.

RBC Capital Markets, LLC	Barclays Capital, Inc.
P6

Contingent Coupon Callable Yield Notes Linked to the Common Stock of Toll Brothers, Inc., Due October 30, 2015

•
The Business Activities of Royal Bank, BCI or their Respective Affiliates May Create Conflicts of Interest – We, BCI and our respective affiliates expect to engage in trading activities related to the Reference Stock that are not for the account of holders of the Notes or on their behalf.  These trading activities may present a conflict between the holders’ interests in the Notes and the interests we, BCI and our respective affiliates will have in their proprietary accounts, in facilitating transactions, including options and other derivatives transactions, for their customers and in accounts under their management.  These trading activities, if they influence the prices of the Reference Stock, could be adverse to the interests of the holders of the Notes.  We, BCI, and one or more of our respective affiliates may, at present or in the future, engage in business with the Reference Stock Issuer, including making loans to or providing advisory services.  These services could include investment banking and merger and acquisition advisory services.  These activities may present a conflict between our or one or more of our affiliates’ obligations and your interests as a holder of the Notes.  Moreover, we, BCI and our respective affiliates may have published, and in the future expect to publish, research reports with respect to the Reference Stock.  This research is modified from time to time without notice and may express opinions or provide recommendations that are inconsistent with purchasing or holding the Notes.  Any of these activities by us, BCI, or one or more of our respective affiliates may affect the price of the Reference Stock or the equity securities held by the Reference Stock, and, therefore, the market value of the Notes.

•
The Initial Estimated Value of the Notes Is Less than the Price to the Public - The initial estimated value set forth on the cover page does not represent a minimum price at which we, RBCCM or any of our affiliates would be willing to purchase the Notes in any secondary market (if any exists) at any time.  If you attempt to sell the Notes prior to maturity, their market value may be lower than the price you paid for them and the initial estimated value.  This is due to, among other things, changes in the price of the Reference Stock, the borrowing rate we pay to issue securities of this kind, and the inclusion in the price to the public of the underwriting discount and the estimated costs relating to our hedging of the Notes.  These factors, together with various credit, market and economic factors over the term of the Notes, are expected to reduce the price at which you may be able to sell the Notes in any secondary market and will affect the value of the Notes in complex and unpredictable ways.  Assuming no change in market conditions or any other relevant factors, the price, if any, at which you may be able to sell your Notes prior to maturity may be less than your original purchase price, as any such sale price would not be expected to include the underwriting discount and the hedging costs relating to the Notes. In addition to bid-ask spreads, the value of the Notes determined by RBCCM for any secondary market price is expected to be based on the secondary rate rather than the internal funding rate used to price the Notes and determine the initial estimated value.  As a result, the secondary price will be less than if the internal funding rate was used.  The Notes are not designed to be short-term trading instruments.  Accordingly, you should be able and willing to hold your Notes to maturity.

•
The Initial Estimated Value of the Notes on the Cover Page Is an Estimate Only, Calculated as of the Time the Terms of the Notes Are Set - The initial estimated value of the Notes is based on the value of our obligation to make the payments on the Notes, together with the mid-market value of the derivative embedded in the terms of the Notes.  See “Structuring the Notes” below.  Our estimate is based on a variety of assumptions, including our credit spreads, expectations as to dividends, interest rates and volatility, and the expected term of the Notes.  These assumptions are based on certain forecasts about future events, which may prove to be incorrect.  Other entities may value the Notes or similar securities at a price that is significantly different than we do.

The value of the Notes at any time after the pricing date will vary based on many factors, including changes in market conditions, and cannot be predicted with accuracy.  As a result, the actual value you would receive if you sold the Notes in any secondary market, if any, should be expected to differ materially from the initial estimated value of your notes.

•
Market Disruption Events and Adjustments —The payment at maturity, each Observation Date, and the Valuation Date are subject to adjustment as described in the product prospectus supplement.  For a description of what constitutes a market disruption event as well as the consequences of that market disruption event, see “General Terms of the Notes—Market Disruption Events” in the product prospectus supplement.

RBC Capital Markets, LLC	Barclays Capital, Inc.
P7

Contingent Coupon Callable Yield Notes Linked to the Common Stock of Toll Brothers, Inc., Due October 30, 2015

INFORMATION REGARDING THE REFERENCE STOCK

The Reference Stock is registered under the Securities Exchange Act of 1934 (the “Exchange Act”). Companies with securities registered under that Act are required to file periodically certain financial and other information specified by the Securities and Exchange Commission (the “SEC”).  Information provided to or filed with the SEC can be inspected and copied at the public reference facilities maintained by the SEC or through the SEC’s website at www.sec.gov.  In addition, information regarding the Reference Stock may be obtained from other sources including, but not limited to, press releases, newspaper articles and other publicly disseminated documents.

The following information regarding the issuer of the Reference Stock is derived from publicly available information.

We have not independently verified the accuracy or completeness of reports filed by the issuer of the Reference Stock with the SEC, information published by it on its website or in any other format, information about it obtained from any other source or the information provided below.

We obtained the information regarding the historical performance of each Reference Stock set forth below from Bloomberg Financial Markets.

Toll Brothers, Inc.

Toll Brothers, Inc. builds luxury homes, serving both move-up and empty nester buyers in several regions of the United States. The company builds customized single and attached homes, primarily on land that it develops and improves. The company also operates its own architectural, engineering, mortgage, title, security, landscape, insurance brokerage, and manufacturing operations.

Information filed by the company with the SEC under the Exchange Act can be located by reference to its SEC CIK number: 794170. The company’s common stock is listed on the New York Stock Exchange (“NYSE”) under the ticker symbol “TOL.”

Historical Information

Below is a table setting forth the intra-day high, intra-day low and period-end closing prices of this Reference Stock. The information provided in the table is for the four calendar quarters of 2010, 2011 and 2012, the first, second and third calendar quarters of 2013 and for the period from October 1, 2013 to October 28, 2013.  On October 28, 2013, the closing price of this Reference Stock was $33.58.

Period-Start Date	Period-End Date	High Intra-Day Price of the Reference Stock	Low Intra-Day Price of the Reference Stock	Period-End Closing Price of the Reference Stock
1/1/2010	3/31/2010	$21.39	$17.64	$20.80
4/1/2010	6/30/2010	$23.66	$16.34	$16.36
7/1/2010	9/30/2010	$19.31	$15.57	$19.02
10/1/2010	12/31/2010	$20.06	$17.36	$19.00
1/1/2011	3/31/2011	$22.42	$19.17	$19.77
4/1/2011	6/30/2011	$21.93	$19.08	$20.74
7/1/2011	9/30/2011	$21.79	$14.05	$14.43
10/1/2011	12/30/2011	$21.44	$13.16	$20.42
1/1/2012	3/30/2012	$25.29	$20.63	$23.99
4/1/2012	6/29/2012	$29.75	$21.78	$29.73
7/1/2012	9/28/2012	$37.07	$28.37	$33.23
10/1/2012	12/31/2012	$35.99	$28.50	$32.33
1/1/2013	3/31/2013	$38.35	$32.97	$34.24
4/1/2013	6/28/2013	$39.24	$29.87	$32.63
7/1/2013	9/30/2013	$35.26	$29.86	$32.43
10/1/2013	10/28/2013	$34.20	$29.64	$33.58

RBC Capital Markets, LLC	Barclays Capital, Inc.
P8

Contingent Coupon Callable Yield Notes Linked to the Common Stock of Toll Brothers, Inc., Due October 30, 2015

The graph below illustrates the performance of this Reference Stock from October 28, 2008 to October 28, 2013, reflecting the Initial Stock Price of $33.58. The red line represents a hypothetical Coupon Barrier and Knock-in Price of $23.51, which is equal to 70% of the Initial Stock Price, rounded to two decimal places.

PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS.

We have not independently verified the accuracy or completeness of the information obtained from Bloomberg Financial Markets.  The historical performance of the Reference Stock should not be taken as an indication of its future performance, and no assurance can be given as to the market prices of the Reference Stock on any Observation Date or on the Valuation Date.  We cannot give you assurance that the performance of the Reference Stock will not result in the loss of all or part of your investment.

RBC Capital Markets, LLC	Barclays Capital, Inc.
P9

Contingent Coupon Callable Yield Notes Linked to the Common Stock of Toll Brothers, Inc., Due October 30, 2015

SUPPLEMENTAL PLAN OF DISTRIBUTION (CONFLICTS OF INTEREST)

Delivery of the Notes will be made against payment for the Notes on October 31, 2013, which is the third (3rd) business day following the Pricing Date (this settlement cycle being referred to as “T+3”). See “Plan of Distribution” in the prospectus dated July 23, 2013. For additional information as to the relationship between us and RBC Capital Markets, LLC, please see the section “Plan of Distribution—Conflicts of Interest” in the prospectus dated July 23, 2013.

The value of the Notes shown on your account statement may be based on RBCCM’s estimate of the value of the Notes if RBCCM or another of its affiliates were to make a market in the Notes (which it is not obligated to do).  That estimate will be based upon the price that RBCCM may pay for the Notes in light of then prevailing market conditions, our creditworthiness and transaction costs.  For a period of approximately three months after the issue date of the Notes, the value of the Notes that may be shown on your account statement may be higher than RBCCM’s estimated value of the Notes at that time.  This is because the estimated value of the Notes will not include the underwriting discount and our hedging costs and profits; however, the value of the Notes shown on your account statement during that period is initially expected to be a higher amount, reflecting the addition of the underwriting discount and our estimated costs and profits from hedging the Notes.  This excess is expected to decrease over time until the end of this period.  After this period, if RBCCM repurchases your Notes, it expects to do so at prices that reflect their estimated value.

STRUCTURING THE NOTES

The Notes are our debt securities, the return on which is linked to the performance of the Reference Stock.  As is the case for all of our debt securities, including our structured notes, the economic terms of the Notes reflect our actual or perceived creditworthiness at the time of pricing.  In addition, because structured notes result in increased operational, funding and liability management costs to us, we typically borrow the funds under these Notes at a rate that is more favorable to us than the rate that we might pay for a conventional fixed or floating rate debt security of comparable maturity.  Using this relatively lower implied borrowing rate rather than the secondary market rate, is a factor that reduced the initial estimated value of the Notes at the time their terms were set. Unlike the estimated value included in this pricing supplement, any value of the Notes determined for purposes of a secondary market transaction may be based on a different funding rate, which may result in a lower value for the Notes than if our initial internal funding rate were used.

In order to satisfy our payment obligations under the Notes, we may choose to enter into certain hedging arrangements (which may include call options, put options or other derivatives) on the issue date with RBCCM or one of our other subsidiaries.  The terms of these hedging arrangements take into account a number of factors, including our creditworthiness, interest rate movements, the volatility of the Reference Stock, and the tenor of the Notes.  The economic terms of the Notes and their initial estimated value depend in part on the terms of these hedging arrangements.

The lower implied borrowing rate is a factor that reduces the economic terms of the Notes to you.  The initial offering price of the Notes also reflects the underwriting commission and our estimated hedging costs.  These factors result in the initial estimated value for the Notes on the pricing date being less than their public offering price.  See “Selected Risk Factors—The Initial Estimated Value of the Notes Is Less than the Price to the Public” above.

RBC Capital Markets, LLC	Barclays Capital, Inc.
P10

Contingent Coupon Callable Yield Notes Linked to the Common Stock of Toll Brothers, Inc., Due October 30, 2015

VALIDITY OF THE NOTES

In the opinion of Norton Rose Fulbright Canada LLP, the issue and sale of the Notes has been duly authorized by all necessary corporate action of the Bank in conformity with the Indenture, and when the Notes have been duly executed, authenticated and issued in accordance with the Indenture, the Notes will be validly issued and, to the extent validity of the Notes is a matter governed by the laws of the Province of Ontario or Québec, or the laws of Canada applicable therein, and will be valid obligations of the Bank, subject to applicable bankruptcy, insolvency and other laws of general application affecting creditors’ rights, equitable principles, and subject to limitations as to the currency in which judgments in Canada may be rendered, as prescribed by the Currency Act (Canada).  This opinion is given as of the date hereof and is limited to the laws of the Provinces of Ontario and Quebec and the federal laws of Canada applicable thereto.  In addition, this opinion is subject to customary assumptions about the Trustee’s authorization, execution and delivery of the Indenture and the genuineness of signatures and certain factual matters, all as stated in the letter of such counsel dated July 24, 2013, which has been filed as Exhibit 5.1 to Royal Bank’s Form 6-K filed with the SEC on July 24, 2013.

In the opinion of Morrison & Foerster LLP, when the Notes have been duly completed in accordance with the Indenture and issued and sold as contemplated by the prospectus supplement and the prospectus, the Notes will be valid, binding and enforceable obligations of Royal Bank, entitled to the benefits of the Indenture, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, concepts of reasonableness and equitable principles of general applicability (including, without limitation, concepts of good faith, fair dealing and the lack of bad faith).  This opinion is given as of the date hereof and is limited to the laws of the State of New York.  This opinion is subject to customary assumptions about the Trustee’s authorization, execution and delivery of the Indenture and the genuineness of signatures and to such counsel’s reliance on the Bank and other sources as to certain factual matters, all as stated in the legal opinion dated July 24, 2013, which has been filed as Exhibit 5.2 to the Bank’s Form 6-K dated July 24, 2013.

RBC Capital Markets, LLC	Barclays Capital, Inc.
 P11